Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $1.39 PER UNIT, UP 5%

Distributable Cash Flow 11 Percent Higher Than Second Quarter 2013

HOUSTON, July 16, 2014 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.39 ($5.56 annualized) payable on Aug. 14, 2014, to unitholders of record as of July 31, 2014. This represents a 5 percent increase over the second quarter 2013 cash distribution per unit of $1.32 ($5.28 annualized) and is up from $1.38 per unit ($5.52 annualized) for the first quarter of 2014.
Chairman and CEO Richard D. Kinder said, “KMP had a strong second quarter and increased the distribution for the 52nd time since current management took over in February of 1997. Our five business segments produced $1.478 billion in segment earnings before DD&A and certain items, an 11 percent increase over the second quarter of 2013. Growth was led by outstanding results at Tennessee Gas Pipeline (TGP), contributions from the Copano Energy acquisition, increased oil production at SACROC, and strong results from both our Products Pipelines and Terminals businesses. In our Natural Gas Pipelines segment, since Dec. 1, 2013, KMP has entered into new long-term, firm transport capacity commitments totaling 3.1 billion cubic feet per day (Bcf/d). Further, we have another approximately 1.7 Bcf/d of pending transactions, the majority of which are related to third-party LNG facilities, all of which are credible LNG export projects. These LNG commitments, combined with an additional approximately 300 million cubic feet per day (Mmcf/d) of other pending contracts, would bring the total long-term firm transport capacity signed up across KMP’s gas pipelines to approximately 4.8 Bcf/d since the beginning of December (approximately 6.5 percent of the current daily natural gas demand in the United States). We continue to see exceptional growth opportunities across all of our business segments. Since our April earnings release, we have increased our project backlog of expansion and joint venture investments at KMP to $15.4 billion from $14.9 billion. These are projects that have a high certainty of completion and

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will drive future growth at the company. The approximately $500 million net increase in the backlog includes $1.2 billion of new projects and approximately $700 million of projects that were placed in service and removed from the backlog.”
KMP reported second quarter distributable cash flow before certain items of $561 million, up 11 percent from $505 million for the comparable period in 2013. Distributable cash flow per unit before certain items was $1.23 compared to $1.22 for the second quarter last year. Second quarter net income before certain items was $698 million compared to $627 million for the same period in 2013. Net income was $669 million compared to $1.01 billion for the second quarter last year, reflecting a large gain from certain items in the second quarter last year primarily related to re-measurement of KMP’s original 50 percent interest in the Eagle Ford Gathering joint venture to fair market value as a result of the Copano acquisition. Certain items for the second quarter totaled a net loss of $29 million versus a net gain of $383 million for the same period last year.
For the first six months of the year, KMP reported distributable cash flow before certain items of $1.254 billion, up from $1.055 billion for the comparable period in 2013. Distributable cash flow per unit before certain items was $2.77 compared to $2.67 for the same period last year. Net income before certain items was $1.486 billion compared to $1.282 billion for the first two quarters of 2013. Net income was $1.423 billion compared to $1.802 billion for the same period last year. Certain items for the first six months of the year totaled a net loss of $63 million versus a net gain of $520 million for the same period last year, again, reflecting the fair market value adjustment noted above.
Overview of Business Segments
The Natural Gas Pipelines business produced second quarter segment earnings before DD&A and certain items of $642 million, up 13 percent from $566 million for the same period last year. Natural Gas Pipelines expects to exceed its published annual budget of 14 percent growth.
“This segment produced strong results and the increase in earnings compared to the second quarter last year was led by outstanding performance at TGP and contributions from the May 2013 Copano acquisition,” Kinder said. “TGP’s services continue to be in high demand due primarily to ongoing growth in the Marcellus and Utica shale plays. Earnings were boosted

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by a number of TGP expansion projects that came online last November, along with the approximately $175 million Utica Backhaul project which began service in April.” Additional second quarter highlights included higher throughput on El Paso Natural Gas (EPNG) compared to the same period last year due to an increase in natural gas exports to Mexico and capturing a larger percentage of the Southwest market. The Texas intrastate pipelines also saw an increase in throughput compared to the second quarter of 2013.
Market conditions continue to support the view that natural gas is the future play for America’s energy needs, with certain industry experts projecting gas demand increases of about 35 percent over the next 10 years from approximately 74 to 100 Bcf/d. “This increase in natural gas supply and demand is driving the need for transport capacity from the Marcellus and Utica shale plays to growing demand centers on the Gulf Coast,” Kinder explained. “Additional opportunities include the need for more capacity in the Northeast, demand for gas-fired power generation, LNG exports and exports to Mexico. KMP currently has a backlog of natural gas growth projects of more than $3 billion.”
The CO2 business produced second quarter segment earnings before DD&A and certain items of $360 million, up 3 percent from $351 million for the same period in 2013. The CO2 business is expected to meet its published annual budget of 8 percent growth.
“Growth in this segment compared to the second quarter of 2013 was led by another strong performance at our large SACROC Unit, which reported a 7 percent increase in oil production and a 3 percent increase in NGL sales volumes,” Kinder said. “Higher CO2 sales and transport volumes, improved production at our Katz Field compared to the second quarter last year, production from the Goldsmith Unit that we acquired in June of 2013, and higher NGL prices also contributed to the earnings increase.” These positives were offset somewhat by the Midland to Cushing price differential and an increase in power costs. The latter was due primarily to increased production at SACROC and higher power prices.
Combined gross oil production volumes averaged 56.9 thousand barrels per day (MBbl/d) for the second quarter, up 6 percent versus the same period last year (up 5 percent without Goldsmith). SACROC produced 32.2 MBbl/d versus 30 MBbl/d for the second quarter of 2013. The average West Texas Intermediate (WTI) crude oil price for the second quarter was $102.99

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compared to the company’s second quarter WTI budget of $97.08. However, net prices were actually down $6.86 per barrel versus the second quarter budget due to the impact of the Midland to Cushing differential noted above.
Record quarterly CO2 production in southwest Colorado of approximately 1.3 Bcf/d represented an 8 percent increase versus the second quarter last year, primarily due to the Doe Canyon CO2 source field expansion which was completed in November of 2013. This segment also benefited from record volumes on the expanded Wink Pipeline, which transports crude from KMP’s West Texas oil fields to a refinery in El Paso. Wink set a quarterly volume record of 131 MBbl/d for the second quarter.
The Products Pipelines business produced second quarter segment earnings before DD&A and certain items of $209 million, up 17 percent from $179 million for the comparable period in 2013. Products Pipelines is expected to be slightly below its published annual budget of 18 percent growth.
“Products Pipelines had a very good quarter,” Kinder said. “The increase in earnings compared to the second quarter of 2013 was driven by higher volumes on the KMCC pipeline, as we saw a significant ramp up of Eagle Ford condensate volumes on KMCC in May and June, and higher volumes on our Pacific system and in our transmix business.” Segment earnings were impacted by a decline in Cochin volumes as a result of the Cochin Reversal project, which converted the line to northbound condensate service to serve oilsands producers’ needs in western Canada. The approximately $310 million project began initial service July 1.
Total refined products volumes for the second quarter were up 6.5 percent compared to the same period last year (up 4.4 percent without Parkway). Volumes on Plantation and Parkway increased by almost 19 percent versus the second quarter last year, as demand in the Southeast and Mid-Atlantic for refined products from the Gulf Coast increased, and as a result of Parkway’s startup in September 2013. Segment gasoline volumes (including transported ethanol on the Central Florida Pipeline), diesel volumes and jet fuel volumes were all up nicely from the second quarter last year. While NGL volumes declined due to the Cochin Reversal project, condensate volumes increased substantially on the KMCC and Double Eagle pipelines.
Products Pipelines handled over 11 million barrels of biofuels (ethanol and biodiesel) in the second quarter, up 7 percent from the same period a year ago. The increase was driven by

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volume growth at our Tampa ethanol receipt facility and biodiesel blending projects coming online this year on the West Coast. This segment continues to make investments in assets across its operations to accommodate more biofuels.
The Terminals business produced second quarter segment earnings before DD&A and certain items of $227 million, up 19 percent from $191 million for the same period in 2013. The Terminals segment is on track to exceed its published annual budget of 21 percent annual growth due to the acquisition of American Petroleum Tankers (APT) in January, which is engaged in the marine transportation of crude oil, condensate and refined products in the United States.
“Approximately 60 percent of the growth in this segment versus the second quarter of 2013 was organic, with the remainder coming from acquisitions,” Kinder said. “The increase in earnings was driven by strong performance at our liquids facilities, predominantly driven by expansions at the Edmonton Terminal and our Houston Ship Channel facilities (BOSTCO and Galena Park), and the APT acquisition.” Strong petcoke volumes, including the impact of the BP Whiting expansion, and improved steel volumes also contributed to this segment’s earnings increase. Export coal tonnage declined by 8 percent and domestic coal volumes remained weak compared to the second quarter last year. However, there was little impact on segment earnings because of the long-term minimum tonnage commitments the company has with many of its customers.
For the second quarter, Terminals handled 18.6 million barrels of ethanol, up significantly from 15.6 million barrels for the same period last year. Combined, the Terminals and Products Pipelines business segments handled 29 million barrels of ethanol, up 15 percent from 25.3 million barrels for the second quarter of 2013. KMP currently handles approximately 33 percent of the ethanol used in the United States.
Kinder Morgan Canada produced second quarter segment earnings before DD&A and certain items of $40 million versus the $50 million it reported for the same period in 2013. Demand remained high for the Trans Mountain Pipeline in the second quarter, with higher mainline throughput into Washington state and strong activity at the Westridge Terminal. Earnings were impacted primarily by unfavorable foreign exchange rates. This segment’s 2014 annual budget calls for a 4 percent decline in segment earnings before DD&A versus 2013 due to

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the sale of the Express-Platte pipeline system. Overall, however, the sale of Express-Platte was modestly accretive to KMP.
2014 Outlook
KMP expects to declare cash distributions of $5.58 per unit for 2014. KMP expects to exceed its distributable cash flow per unit target primarily as a result of the positive impact of its APT acquisition, TGP’s strong performance including a north to south firm transportation expansion (which began service in April 2014) and additional long-term contracts on its EPNG pipeline system. KMP’s $5.58 distributable cash flow per unit target for its 2014 budget, which would be a 5 percent increase over the $5.33 per unit it declared for 2013, was announced in December 2013. (Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of at least $5.58 per share for 2014, and the distribution to KMR shareholders will be paid in the form of additional KMR shares.)
KMP’s expectations assume an average WTI crude oil price of approximately $96.15 per barrel in 2014, which approximated the forward curve at the time the budget was prepared. The cash generated by KMP’s assets is predominantly fee-based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2014, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $7 million, or approximately 0.125 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
Other News
Natural Gas Pipelines

•
TGP is completing final facility design for the Broad Run Flexibility and Broad Run Expansion projects, which will move gas north to south from a receipt point in West Virginia to delivery points in Mississippi and Louisiana. The estimated capital expenditure for the two projects is approximately $747 million. Antero Resources was awarded 790,000 dekatherms per day (Dth/d) of long-term firm capacity for 15 years following a binding open season in April. TGP expects to file a certificate application with the Federal Energy Regulatory Commission (FERC) in early 2015 and place the two projects in service in November 2015 and November 2017, respectively.

•
EPNG entered into long-term contracts totaling 772,000 Dth/d of incremental firm natural gas transport capacity in the first quarter following multiple open seasons for current existing and expansion capacity. Engineering and procurement activities have now begun on the first

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phase of EPNG’s approximately $529 million expansion project, for which a power company entered into binding long-term contracts for 550,000 Dth/d of capacity. The first phase of work involves system improvements to deliver volumes to the Sierrita Pipeline near Tucson, Arizona, and is expected to be completed in October this year. The second phase will result in incremental deliveries of natural gas to Arizona and California and is expected to be completed by October 2020.

•
TGP continues to negotiate transportation agreements with customers for its proposed Northeast Energy Direct Project (NED). The NED project consists of two builds - supply and market. The 161-mile supply portion of the project will extend from the Marcellus supply area in Pennsylvania to a point near Wright, New York. The market segment of the project will consist of 179 miles of mainline from Wright to Dracut, Massachusetts, together with laterals to serve specific local distribution companies. Capacity is scalable up to 2.2 Bcf/d for the market portion and up to 1 Bcf/d of deliveries for the supply portion. Based on customer commitments, the anticipated capital required for both projects could be as high as $6 billion. Subject to regulatory approvals, a November 2018 in-service date is planned.

•
Subject to regulatory approvals, an October 2014 in-service date is planned for TGP’s approximately $83 million Rose Lake expansion project in northeastern Pennsylvania. The project will provide long-term transportation service for two shippers that have fully subscribed 230,000 Dth/d of firm capacity.

•
TGP is planning to file an application with the FERC July 31 for its approximately $77 million Connecticut Expansion Project. The fully subscribed project will provide 72,000 Dth/d of additional long-term capacity to two natural gas utility customers. Subject to regulatory approvals, the project is expected to be in service in November 2016.

•
The FERC recently granted the Sierrita Pipeline in Arizona approval to begin construction in specific areas. Also in the second quarter, the FERC issued the project a certificate of public convenience and necessity, and a presidential international border crossing permit. KMP, a 35 percent owner, will invest approximately $72 million in the $204 million project and will construct and operate the pipeline. The project’s anticipated in-service date is October 2014.

•
Engineering design continues on TGP’s proposed $26 million Niagara expansion project, which will provide 158,000 Dth/d of long-term capacity to serve eastern Canadian markets. The project is under contract and expected to be in service in November 2015, subject to regulatory approvals.

•
In July, the second of two 400 million cubic feet per day cryogenic unit expansions at the Houston Central Plant in Colorado County, Texas, was placed into service. Total cryogenic processing capacity at the Houston Central Plant is now 1 Bcf/d. KMP’s investment in this expansion was approximately $247 million, including related upstream gathering facilities and downstream Y-Grade pipeline delivery improvements.

•
In July, KMP acquired a multi-cycle gas storage facility in West Texas near the WAHA Hub for approximately $100 million from a major oil company. The facility connects to EPNG and has 8.5 Bcf of total storage capacity. The transaction is expected to be immediately accretive to cash available to KMP unitholders.

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CO2
In response to the industry’s ongoing strong demand for CO2, KMP continues to make progress on various expansion projects designed to increase production and transportation of CO2 for use in enhanced oil recovery (EOR) projects in the Permian Basin of West Texas and eastern New Mexico. The expansions noted below and other opportunities being pursued by the company could lead to more than $2 billion in investments that would increase KMP’s CO2 production and transport volumes by an additional 700 MMcf/d by 2017 (including projects below). This would bring the company’s total system capacity to approximately 2 Bcf/d of CO2.

•
Construction is ahead of schedule on KMP’s approximately $214 million Yellow Jacket Central Facility expansion at the McElmo Dome CO2 source field in southwestern Colorado. This booster compression project will increase CO2 production by up to 90 MMcf/d. The expansion is running about a month ahead of schedule and is now scheduled to be in service by mid October 2014.

•
Site work is underway and major equipment has been ordered for KMP’s approximately $344 million Cow Canyon expansion project. The company plans to increase CO2 production in the Cow Canyon area of the McElmo Dome source field in southwestern Colorado by 200 MMcf/d. KMP anticipates that 100 MMcf/d of CO2 from the Cow Canyon development will come online by July 2015, with the remaining 100 MMcf/d expected to be in service by the end of 2015.

•
KMP continues to move forward on its proposed approximately $300 million Lobos Pipeline, a new, 213-mile pipeline that will transport CO2 from the company’s St. Johns source field in Apache County, Arizona, to the company’s Cortez Pipeline in Torrance County, New Mexico. The pipeline will have an initial capacity of 300 MMcf/d. The company also plans to invest approximately $700 million to drill wells and build field gathering, treatment and compression facilities at the St. Johns CO2 source field. Pending regulatory approvals, the project is expected to be in service by the third quarter of 2016.

•
In May, KMP announced plans to invest approximately $327 million to expand the Cortez Pipeline that transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in EOR projects. Final engineering design is underway to increase the pipeline’s capacity from 1.35 Bcf/d to 2 Bcf/d. Pending regulatory approvals, the northern portion of the Cortez Pipeline expansion is expected to be completed by July 2015 to handle the additional volumes from the Cow Canyon expansion, while the southern portion is expected to be completed by mid 2016 to handle the additional 300 MMcf/d of CO2 planned from the St. Johns CO2 source field.

•
Final design is under way and major equipment has been ordered for a new approximately $17 million CO2 recapture facility near Orla, Texas, close to the southeast border of New Mexico. Almost 200,000 tons of CO2 will be recaptured each year and utilized in EOR projects in the Permian Basin region of West Texas. Kinder Morgan continues to pursue similar projects.

•	In June, KMP executed a long-term contract to transport and process natural gas from the Chevron-operated Reinecke Field Unit in West Texas to Kinder Morgan’s SACROC Unit.

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KMP plans to build a 15-mile pipeline with an initial capacity of 50 MMcf/d to transport the gas to SACROC for CO2 and hydrocarbon processing, and to expand gathering, compression and processing facilities at its SACROC facility. The approximately $45 million project is expected to be completed by the third quarter of 2015.
Products Pipelines

•
Construction continues on KMP’s approximately $360 million petroleum condensate processing facility near its Galena Park terminal on the Houston Ship Channel. Supported by a long-term, fee-based agreement with BP North America for all 100,000 barrels per day (bpd) of throughput capacity, the project includes building two separate units to split condensate into various components and construct storage tanks for the almost 2 million barrels of product that will be split at the facility. The first phase of the splitter is scheduled to be commissioned in November, and the second phase is expected to come online in the second quarter of 2015.

•
KMP and NOVA Chemicals continue to move forward on their proposed Kinder Morgan Utica to Ontario Pipeline Access (UTOPIA) project. UTOPIA would transport previously refined or fractionated NGLs, including ethane and propane, and is expected to have an initial capacity of 50,000 bpd, expandable to more than 75,000 bpd. Pending NOVA’s execution of a definitive agreement during the binding open season (which is expected in 2014), along with timely receipt of necessary permitting and regulatory approvals, a 2017 in-service date is anticipated.

•
KMP and Targa Resources Partners also continue to pursue a possible joint venture to construct new NGL fractionation facilities at Mont Belvieu, Texas, to provide services for producers in the Utica and Marcellus shale plays. The facilities would provide fractionation services for customers of the Utica Marcellus Texas Pipeline (UMTP), which was announced in the fourth quarter of 2013. The pipeline would have a capacity of 150,000 bpd expandable to 400,000 bpd. The UMTP open season closed in late February and discussions are continuing with potential shippers during the summer. Project development costs are being partially funded by a potential shipper. The proposed UMTP would involve the abandonment and conversion of over 1,000 miles of natural gas service on TGP and building approximately 200 miles of new pipeline.

•
KMP continues to see strong interest for transportation of Eagle Ford crude and condensate to the Houston Ship Channel, and the company has secured long-term commitments for more than two-thirds of the 300,000 bpd of capacity on its KMCC pipeline. Including joint ventures and other projects, KMP’s planned investments related to Eagle Ford crude and condensate opportunities currently total approximately $1 billion, all of which are supported by long-term contracts with customers. These expansions will further enhance the connectivity of the KMCC system to additional Eagle Ford supplies and Texas Gulf Coast market outlets. KMP expects to bring these projects online as they are completed between now and the first half of 2015.

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•
Phase one of the Battleground Oil Specialty Terminal Company (BOSTCO) terminal was successfully completed in the second quarter, with the final six tanks of the 51-tank build placed into service. Construction continues at the Houston Ship Channel on the second phase of the expansion, which will add 900,000 incremental barrels of storage capacity and is expected to come online in the third quarter of 2014. The approximately $535 million BOSTCO terminal is fully subscribed for a total capacity of 7.1 million barrels and handles ultra-low sulfur diesel, residual fuels and other black oil terminal services. KMP owns 55 percent of and operates BOSTCO.

•
Construction continues on phase two of KMP’s Edmonton Terminal expansion, which will add four tanks and an additional 1.2 million barrels of storage capacity. In total, the two-phase expansion project will add 4.6 million barrels of storage capacity at the terminal for crude oil and refined petroleum products. The approximately $432 million project is supported by long-term contracts with major producers and refiners and phase two is expected to be completed in late 2014.

•
Construction continues at the Edmonton Rail Terminal, a crude oil and loading facility being developed through a 50-50 joint venture with Imperial Oil Limited. At its expected year-end startup, the terminal will be capable of loading one to three unit trains per day totaling 100,000 bpd. The new rail terminal will be connected via pipeline to the Trans Mountain terminal and will be capable of sourcing crude streams handled by KMP for delivery by rail to North American markets and refineries. The facility will be constructed and operated by KMP, which is investing approximately $194 million in the project. Additionally, a phase two expansion with the potential to increase capacity to approximately 210,000 bpd is being actively pursued.

•
Work continues at the Kinder Morgan Export Terminal along the Houston Ship Channel to construct a new ship dock that will handle ocean going vessels and provide 1.5 million barrels of liquids storage capacity. The approximately $172 million project is supported by a long-term contract with a major ship channel refiner and will connect to KMP’s nearby Galena Park terminal. It is expected to be in service in the second quarter of 2016.

•
At KMP’s Galena Park and Pasadena terminals, construction continues on nine additional storage tanks with a total capacity of 1.2 million barrels and a new barge dock. The first two tanks are expected to be completed in the third quarter with the balance being phased into service through the first quarter of 2015. The barge dock at the Pasadena Terminal, which will provide capacity to handle up to an additional 50 barges per month, is expected to be operational in the third quarter of 2015. Capital expenditures for the project are approximately $111 million.

•
KMP recently announced it is expanding its contract with General Dynamics NASSCO for the design and construction of an additional 50,000-deadweight-ton, LNG-conversion-ready Jones Act product tanker with a 330,000-barrel cargo capacity. Construction is scheduled to begin in the fourth quarter of 2015, with delivery in the second quarter of 2017. The tanker is supported by a long-term charter with a major shipper. It will be constructed as a sister

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tanker to the four Jones Act-qualified tankers KMP currently has under construction at the NASSCO shipyard in San Diego, California.
Kinder Morgan Canada

•
In the second quarter, the formal information request process for the Trans Mountain Expansion Project commenced as required by the National Energy Board (NEB). The company responded to almost 11,000 requests from over 100 intervenors. For the past 24 months Kinder Morgan Canada has engaged extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route, and marine communities, and will continue to do so. Thirteen companies in the Canadian producing and oil marketing business have signed firm contracts bringing the total volume of committed shippers to approximately 708,000 bpd. Kinder Morgan Canada received approval of the commercial terms related to the expansion from the NEB in May of 2013. The proposed expansion will increase capacity on Trans Mountain from approximately 300,000 bpd to 890,000 bpd.

Financings
In the second quarter, KMP and KMR sold common units and shares valued at approximately $413 million under their at-the-market programs, bringing the total equity issued to approximately $1.069 billion for the first six months of the year.
Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.39 dividend ($5.56 annualized) payable on Aug. 14, 2014, to shareholders of record as of July 31, 2014. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 52,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with

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limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to the unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for our equity method investees, less equity earnings plus cash distributions received for Express and Endeavor (additional equity investees).
Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements

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because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.
For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and management of our business. General and administrative expenses are generally not controllable by our business segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent

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KMP – 2Q Earnings	Page 14

required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS

Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$3,577	$3,017	$7,229	$5,678

Costs, expenses and other
Operating expenses	2,094	1,845	4,182	3,186
Depreciation, depletion and amortization	406	357	807	685
General and administrative	132	163	285	297
Taxes, other than income taxes	87	75	170	149
Other expense (income)	3	(24)	(3)	(24)
	2,722	2,416	5,441	4,293

Operating income	855	601	1,788	1,385

Other income (expense)
Earnings from equity investments	65	74	137	157
Amortization of excess cost of equity investments	(5)	(2)	(8)	(4)
Interest, net	(231)	(214)	(469)	(413)
Gain on sale of investments in Express	—	—	—	225
Gain on remeasurement of net assets to fair value	—	558	—	558
Other, net	9	19	15	23

Income from continuing operations before income taxes	693	1,036	1,463	1,931

Income taxes	(24)	(26)	(40)	(127)

Income from continuing operations	669	1,010	1,423	1,804

Loss from discontinued operations	—	—	—	(2)

Net income	669	1,010	1,423	1,802

Net income attributable to Noncontrolling Interests	(8)	(10)	(16)	(19)

Net income attributable to KMP	$661	$1,000	$1,407	$1,783

Calculation of Limited Partners' interest in net income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$661	$1,000	$1,407	$1,785
Less: Pre-acquisition earnings and severance allocated to General Partner	1	4	6	(13)
Less: General Partner's remaining interest	(465)	(422)	(917)	(824)
Limited Partners' interest	197	582	496	948
Add: Limited Partners' interest in discontinued operations	—	—	—	(2)
Limited Partners' interest in net income	$197	$582	$496	$946

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.43	$1.41	$1.09	$2.40
Loss from discontinued operations	—	—	—	(0.01)
Net income	$0.43	$1.41	$1.09	$2.39
Weighted average units outstanding	457	413	453	395

Declared distribution / unit	$1.39	$1.32	$2.77	$2.62

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Segment earnings before DD&A and amortization of excess investments
Natural Gas Pipelines	$639	$1,123	$1,358	$1,680
CO2	332	358	695	700
Products Pipelines	203	12	411	197
Terminals	233	207	447	393
Kinder Morgan Canada	40	50	88	243
	$1,447	$1,750	$2,999	$3,213

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$642	$566	$1,365	$1,063
CO2	360	351	726	691
Products Pipelines	209	179	413	379
Terminals	227	191	455	378
Kinder Morgan Canada	40	50	88	102
Total	$1,478	$1,337	3,047	2,613

Segment DD&A and amortization of excess investments
Natural Gas Pipelines (2)	$162	$143	$321	$240
CO2	127	118	245	234
Products Pipelines	35	33	73	66
Terminals	74	52	150	103
Kinder Morgan Canada	13	13	26	27
Total	$411	$359	815	670

Segment earnings contribution
Natural Gas Pipelines (1) (2)	$480	$423	$1,044	$823
CO2 (1)	233	233	481	457
Products Pipelines (1)	174	146	340	313
Terminals (1)	153	139	305	275
Kinder Morgan Canada (1)	27	37	62	75
General and administrative (1) (3)	(136)	(134)	(285)	(257)
Interest, net (1) (4)	(233)	(217)	(461)	(404)
Net income before certain items	698	627	1,486	1,282
Certain items
Remeasurement of net assets to fair value (5)	—	558	—	556
Acquisition costs (6)	1	(28)	—	(32)
Legal and environmental reserves (7)	(6)	(162)	(23)	(177)
Drop down asset groups' pre-acquisition earnings (8)	—	—	—	19
Mark to market, ineffectiveness, and amortization of certain hedges (9)	(31)	6	(38)	8
Insurance deductible, casualty losses and reimbursements (10)	(1)	16	(9)	14
Gain on sale of assets, net of income tax expense	(1)	(5)	2	136
Severance (11)	(1)	(4)	(7)	(6)
Fair value amortization (12)	10	2	12	2
Sub-total certain items	(29)	383	(63)	520
Net income	$669	$1,010	$1,423	$1,802
Less: Pre-acquisition earnings and severance allocated to General Partner	1	4	6	(13)
Less: General Partner's remaining interest in net income (13)	(465)	(422)	(917)	(824)
Less: Noncontrolling Interests in net income	(8)	(10)	(16)	(19)
Limited Partners' net income	$197	$582	$496	$946

Net income before certain items	$698	$627	$1,486	$1,282
Less: Noncontrolling Interests before certain items	(9)	(7)	(17)	(14)
Net income attributable to KMP before certain items	689	620	1,469	1,268
Less: General Partner's interest in net income before certain items (13)	(466)	(418)	(919)	(819)
Limited Partners' net income before certain items	223	202	550	449
Depreciation, depletion and amortization (14)	431	379	857	717
Book (cash) taxes - net	(1)	—	16	12
Express & Endeavor contribution	7	(6)	2	(5)
Sustaining capital expenditures (15)	(99)	(70)	(171)	(118)
DCF before certain items	$561	$505	$1,254	$1,055

Net income / unit before certain items	$0.49	$0.49	$1.21	$1.14
DCF / unit before certain items	$1.23	$1.22	$2.77	$2.67
Weighted average units outstanding	457	413	453	395
____________

Notes ($ million):

(1)	Excludes certain items:

•	2Q 2013 - Natural Gas Pipelines $557, CO2 $7, Products Pipelines $(167), Terminals $16, general and administrative expense $(32), interest $2.

•	YTD 2013 - Natural Gas Pipelines $617, CO2 $9, Products Pipelines $(182), Terminals $15, Kinder Morgan Canada $141, general and administrative expense $(46), interest $(13).

•	2Q 2014 - Natural Gas Pipelines $(3), CO2 $(28), Products Pipelines $(6), Terminals $6, interest $2.

•	YTD 2014 - Natural Gas Pipelines $(7), CO2 $(31), Products Pipelines $(2), Terminals $(8), general and administrative expense $(6), interest $(9).

(2)	Excludes $19 in YTD 2013 of DD&A expense from our drop down asset groups for period prior to our acquisition date.

(3)
General and administrative expense includes income tax that is not allocable to the segments: 2Q 2013 - $3, YTD 2013 - $6, 2Q 2014 - $4, and YTD 2014 - $6. Excludes $9 in YTD 2013 of G&A expense from our drop down asset groups for period prior to our acquisition date, which is included in certain items above.

(4)
Interest expense excludes interest income that is allocable to the segments: 2Q 2013 - $1, YTD 2013 - $4, and YTD 2014 - $1. Excludes $15 in YTD 2013 of interest expense from our drop down asset groups for period prior to our acquisition date, which is included in certain items above.

(5)	2Q and YTD 2013 include a $558 gain from the remeasurement of our previously held 50% equity interest in Eagle Ford to fair value.

(6)	Acquisition expense items related to closed acquisitions.

(7)	Legal reserve adjustments related to certain litigation and environmental matters.

(8)	Earnings from our drop down asset groups for period prior to our acquisition date.

(9)	Actual gain or loss is reflected in earnings before DD&A at time of physical transaction.

(10)	Casualty losses including related write-off of assets and expenses net of insurance reimbursements.

(11)	Drop-down asset groups severance expense allocated to and paid by the General Partner.

(12)	Amortization of revenue and debt fair value adjustments related to purchase accounting.

(13)	General Partner's interest in net income reflects reductions for GP incentive givebacks for certain KMP acquisitions: 2Q 2013 - $25, YTD 2013 - $29, 2Q 2014 - $33, and YTD 2014 - $66.

(14)	Includes Kinder Morgan Energy Partner's (KMP) share of certain equity investees' DD&A: 2Q 2013 - $20, YTD 2013 - $47, 2Q 2014 - $20, and YTD 2014 - $42.

(15)
Includes KMP share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A per Note 13): 2Q 2013 - $1, YTD 2013 - $1, 2Q 2014 - $2, and YTD 2014 - $3.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	16,948.4	15,555.3	17,440.6	16,310.2
Sales Volumes (BBtu/d) (3)	2,207.8	2,417.2	2,230.8	2,387.3
Gathering Volumes (BBtu/d) (2) (4)	3,090.1	3,060.3	2,981.3	2,975.3

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.3	1.2	1.3	1.2
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	32.2	30.0	32.0	30.4
Sacroc Oil Production - Net (MBbl/d) (7)	26.8	25.0	26.6	25.3
Yates Oil Production - Gross (MBbl/d) (6)	19.6	20.7	19.6	20.6
Yates Oil Production - Net (MBbl/d) (7)	8.5	9.2	8.6	9.1
Katz Oil Production - Gross (MBbl/d) (6)	3.8	2.5	3.7	2.3
Katz Oil Production - Net (MBbl/d) (7)	3.2	2.1	3.0	1.9
Goldsmith Oil Production - Gross (MBbl/d) (6)	1.3	0.4	1.2	0.2
Goldsmith Oil Production - Net (MBbl/d) (7)	1.1	0.4	1.1	0.2
NGL Sales Volumes (MBbl/d) (8)	9.9	9.6	9.9	9.9
Realized Weighted Average Oil Price per Bbl (9) (10)	$88.83	$94.20	$90.35	$90.55
Realized Weighted Average NGL Price per Bbl (10)	$45.71	$44.17	$47.56	$45.36

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (11)	70.9	70.3	135.0	132.5
Diesel	27.3	28.0	51.8	52.3
Jet Fuel	22.8	21.6	43.8	42.1
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	121.0	119.9	230.6	226.9
Plantation (MMBbl) (12)
Gasoline	39.5	35.3	76.6	70.9
Diesel	10.4	8.8	20.8	17.3
Jet Fuel	6.6	6.1	13.0	12.8
Sub-Total Refined Product Volumes - Plantation	56.5	50.2	110.4	101.0
Parkway (MMBbl) (12)
Gasoline	2.4	—	4.1	—
Diesel	1.1	—	2.0	—
Jet Fuel	—	—	—	—
Sub-Total Refined Product Volumes - Parkway	3.5	—	6.1	—
Total (MMBbl)
Gasoline (11)	112.8	105.6	215.7	203.4
Diesel	38.8	36.8	74.6	69.6
Jet Fuel	29.4	27.7	56.8	54.9
Total Refined Product Volumes	181.0	170.1	347.1	327.9
NGLs (13)	6.2	8.0	14.9	17.8
Condensate (14)	7.8	2.6	12.4	4.6
Total Delivery Volumes (MMBbl)	195.0	180.7	374.4	350.3
Ethanol (MMBbl) (15)	10.4	9.7	20.1	18.4

Terminals
Liquids Leasable Capacity (MMBbl)	72.1	62.1	72.1	62.1
Liquids Utilization %	94.8%	94.5%	94.8%	94.5%
Bulk Transload Tonnage (MMtons) (16)	22.4	22.0	44.0	44.4
Ethanol (MMBbl)	18.6	15.6	35.1	30.8

Trans Mountain (MMBbls - mainline throughput)	27.0	26.8	51.9	53.6
____________

Notes:

(1)	Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP (100%), KMLA, FEP (100%), TGP, and EPNG pipeline volumes.

(2)	Volumes for acquired pipelines are included for all periods.

(3)	Includes Texas Intrastates and KMNTP.

(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, and Red Cedar throughput volumes. Joint Venture throughput reported at KMP share.

(5)	Includes McElmo Dome and Doe Canyon sales volumes.

(6)	Represents 100% production from the field.

(7)	Represents KMP's net share of the production from the field.

(8)	Net to KMP.

(9)	Includes all KMP crude oil properties.

(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(11)	Gasoline volumes include ethanol pipeline volumes.

(12)	Plantation and Parkway reported at 100%.

(13)	Includes Cochin and Cypress (100%).

(14)	Includes KMCC and Double Eagle (100%).

(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(16)	Includes KMP's share of Joint Venture tonnage.

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheets
(Unaudited)
(in millions)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$263	$404
Other current assets	2,257	2,264
Property, plant and equipment, net	29,285	27,405
Investments	2,193	2,233
Goodwill, deferred charges and other assets	10,553	10,458
TOTAL ASSETS	$44,551	$42,764

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$1,337	$1,504
Other current liabilities	3,201	3,073
Long-term debt	19,610	18,410
Debt fair value adjustments	1,267	1,214
Other	1,351	1,342
Total liabilities	26,766	25,543

Partners' capital
Accumulated other comprehensive income (loss)	(110)	33
Other partners' capital	17,427	16,768
Total KMP partners' capital	17,317	16,801
Noncontrolling interests	468	420
Total partners' capital	17,785	17,221
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$44,551	$42,764

Total Debt, net of cash and cash equivalents, and excluding
the debt fair value adjustments	$20,684	$19,510

Segment earnings before DD&A and certain items	$6,066	$5,637
G&A	(549)	(521)
Income taxes	82	80
Noncontrolling interests	(34)	(31)
EBITDA (1)(2)	$5,565	$5,165

Debt to EBITDA	3.7	3.8
____________
Notes:

(1)	EBITDA includes add back of KMP's share of certain equity investees' DD&A and is before certain items.

(2)	EBITDA is last twelve months